EXHIBIT 99.1

                             NATIONSBANK CORPORATION

                     1996 Associates Stock Option Award Plan






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                             NATIONSBANK CORPORATION

                     1996 Associates Stock Option Award Plan

1.      Name and Purpose:

        This plan shall be known as the "NationsBank Corporation 1996 Associates Stock Option Award Plan" (the "Plan"). The Plan is intended to advance the interests of NationsBank Corporation (the "Corporation") and its Subsidiary Corporations by giving substantially all of their employees a stake in the Corporation's future growth, thereby improving such employees' long-term incentives and aligning their interests with those of the Corporation's shareholders. For purposes of the Plan, "Subsidiary Corporation" means any corporation at least eighty percent (80%) of whose outstanding voting and nonvoting capital stock is owned, directly or indirectly, by the Corporation. The Corporation and its Subsidiary Corporations are hereinafter referred to individually as a "Participating Employer" and collectively as the "Participating Employers."

2.      Shares Available for Options:

        The aggregate number of shares of the Corporation's Common Stock ("Common Stock") which may be issued and sold pursuant to options granted under the Plan (the "Options") shall not exceed twenty million (20,000,000), subject to adjustment or substitution as provided in Paragraph 14. Any shares of Common Stock covered by an Option that lapses, expires, terminates or is canceled shall remain available for issuance pursuant to Options granted under the Plan.

3.      Administration:

        The Corporate Benefits Committee of the Corporation (the "Committee") shall be responsible for administering the Plan, including the exercise of Options. The Committee shall have all powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Committee shall have the power to construe and interpret the Plan and to determine all questions that shall arise thereunder. The Committee shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Committee may appoint such agents, who need not be members of the Committee, as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties, whether ministerial or discretionary, as the Committee may deem expedient or appropriate. The decision of the Committee upon all matters within the scope of its authority shall be final and conclusive on all persons, except to the extent otherwise provided by law.

4.      Eligibility:

               (a) An Option may be granted on a "Grant Date" (as defined in Paragraph 5) only to an employee (hereinafter sometimes referred to as an "associate") who is an Eligible Associate with respect to the Grant Date. For the July 1, 1996 Grant Date, the term "Eligible Associate" means an employee of a Participating Employer who is "benefits eligible" (as defined below) and who is actively employed on July 1, 1996 in any one of the following positions:

               (i)    Vice President;

            (ii)      Assistant Vice President;

           (iii)      Officer below the level of Assistant Vice President;



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            (iv)      Full-time associate who is not an officer; and

               (v)    Part-time associate who is not an officer.

        For the July 1, 1997, July 1, 1998 and July 1, 1999 Grant Dates, the term "Eligible Associate" means an employee of a Participating Employer who is benefits eligible and who is actively employed on the applicable Grant Date in any one of the positions set forth above and, in addition, who either (1) has not previously been granted an Option under the Plan or (2) has previously been granted an Option under the Plan but the Option was forfeited or terminated without having been exercised to any extent.

               (b) The term "Eligible Associate" shall not include any associate who has previously been granted an equity award under the NationsBank Corporation Key Employee Stock Plan or who on the applicable Grant Date is employed by a Participating Employer on a temporary, seasonal or other short-term basis. An associate who on a Grant Date is on an authorized leave of absence from a Participating Employer, including without limitation a leave of absence due to a short-term disability, shall be considered an Eligible Associate for purposes hereof if the associate otherwise qualifies as an Eligible Associate; provided, however, that a former associate who on a Grant Date is entitled to receive benefits under a long-term disability plan maintained by the Participating Employers shall not be considered an Eligible Associate for purposes hereof.

               (c) For purposes of the Plan, the term "benefits eligible" means, with respect to an associate on a Grant Date, eligible to participate in the welfare benefit plans of such associate's Participating Employer on the applicable Grant Date without regard to any waiting period under such plans and without regard to whether such associate has elected to participate in such plans.

               (d) With respect to an associate who is in the process of changing job status or position with the Participating Employers on a Grant Date, the Committee shall have final authority to determine whether such associate is an Eligible Associate with respect to such Grant Date for purposes of the Plan. With respect to business units of the Participating Employers which do not use officer titles in connection with designating positions or which use different officer titles than those described in subparagraph (a), the Committee shall have final authority to determine which associates of such business units constitute Eligible Associates for purposes of the Plan based on the job grade, job responsibilities and salary rates assigned to such positions.

               (e) Notwithstanding any provision of the Plan to the contrary, the Committee may in its sole discretion exclude in advance of a Grant Date the employees of any business unit or any other group of employees of a Participating Employer from being eligible to receive any awards under the Plan with respect to such Grant Date.

5.      Granting of Options:

        Subject to the provisions of this Paragraph 5, each Eligible Associate with respect to a Grant Date shall be granted on the Grant Date an Option to purchase that number of shares of Common Stock shown opposite such Eligible Associate's position with the Participating Employers on the Grant Date in the following table:

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


                                                        Number Of Shares Covered By Option
   Position On                                                   For A Grant Date
   The Grant Date                                   07/01/96   07/01/97   07/01/98   07/01/99
   Vice President .....................                500       400         300        200

   Assistant Vice President ...........                400       320         240        160

   Officer below the level of
        Assistant Vice President ......                250       200         150        100

   Full-time associate
        who is not an officer .........                250       200         150        100

   Part-time associate
        who is not an officer .........                100        80         60         40


Notwithstanding any provision of the Plan to the contrary, no Eligible Associate shall be granted more than one Option on a given Grant Date, regardless of whether on a Grant Date such Eligible Associate is employed by more than one Participating Employer. With respect to an associate who the Committee has determined to be an Eligible Associate pursuant to Paragraph 4(d), the Committee shall have final authority to determine the number of shares to be covered by such Eligible Associate's Option in accordance with the foregoing table. Any change in an Eligible Associate's job status or position with the Participating Employers after a Grant Date shall not affect the grant of an Option to such Eligible Associate or any rights thereunder except as otherwise expressly provided in the Plan. In addition, notwithstanding any provision of the Plan to the contrary, if during the period from July 2, 1996 through the close of business on June 30, 1999 the Closing Price of the Common Stock equals or exceeds $120 (subject to adjustment pursuant to Paragraph 14) for at least ten
(10) consecutive trading days, then no Options shall be granted on any Grant Dates that occur after the tenth (10th) such consecutive trading day.

6.      Option Exercise Price:

        The option exercise price for each share of Common Stock covered by an Option shall be the "Closing Price" (as defined below) thereof on the applicable Grant Date; provided, however, that the option exercise price for the July 1, 1997, July 1, 1998 and July 1, 1999 Grant Dates shall be the greater of the Closing Price of the Common Stock on such Grant Date or the Closing Price of the Common Stock on the July 1, 1996 Grant Date. "Closing Price" of the Common Stock as of a given date shall mean the closing per share price of the Common Stock on that date as reported in The Wall Street Journal (Eastern Edition) report of New York Stock Exchange composite transactions (or, if no sale of such Common Stock shall have been made on the New York Stock Exchange on that date, then on the last previous trading day on which a sale was reported).

7.      Term of Options:

        All unexercised Options shall lapse and all rights of the optionees thereunder shall terminate at the close of business on June 29, 2001 (unless earlier terminated pursuant to the provisions of Paragraph 8 and subject to the provisions of Paragraph 16).

8.      Vesting and Exercisability of Options:

               (a) If an optionee is employed by a Participating Employer on July 1, 2000, such optionee's Option shall become fully (100%) vested on such date. Options shall become vested prior to July 1, 2000 only as provided in subparagraphs (b) and (d) of this Paragraph 8, Paragraph 14 or Paragraph 19. All vested Options shall be exercisable in the manner set forth in Paragraph 9 below. If an Option is exercised, it must be exercised to the

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        fullest extent then exercisable (i.e., with respect to all of the shares of Common Stock covered by the Option to the extent vested).

               (b) If after an Option is granted the Closing Price of the Common
        Stock equals or exceeds $100 (subject to adjustment pursuant to Paragraph 14) for at least ten (10) consecutive trading days prior to July 1, 2000, then the Option shall become fifty percent (50%) vested on the tenth (10th) such consecutive trading day. If the Closing Price of the Common Stock equals or exceeds $120 (subject to adjustment pursuant to Paragraph 14) for at least ten (10) consecutive trading days prior to July 1, 2000, then the Option shall become fully (100%) vested on the tenth (10th) such consecutive trading day. Notwithstanding the foregoing, if the Closing Price of the Common Stock equals or exceeds $100 (subject to adjustment pursuant to Paragraph 14) for at least ten
        (10) consecutive trading days at any time prior to a Grant Date, any Options granted on that Grant Date shall not be vested to any extent when granted, but instead shall vest as follows: if the Closing Price of the Common Stock equals or exceeds $120 (subject to adjustment pursuant to Paragraph 14) for at least ten (10) consecutive trading days prior to July 1, 2000, then the Option shall become fully (100%) vested on the tenth (10th) such consecutive trading day.

               (c) If prior to becoming fully vested an optionee's employment with the Participating Employers shall terminate for any reason other than by reason of such optionee's retirement, disability or death, then any Option held by such optionee at the time of such termination of employment, and all rights of the optionee thereunder, shall terminate to the extent not vested effective as of the date of such optionee's termination of employment. To the extent the Option is vested, the optionee may exercise the Option in the manner described in Paragraph 9 below at any time prior to the earlier of (i) the close of business on the ninetieth (90th) day after the date of such termination of employment or (ii) July 1, 2001.

               (d) If prior to becoming fully vested an optionee's employment with the Participating Employers shall terminate by reason of such optionee's retirement, disability or death, then any Option held by such optionee on the date of such termination of employment shall become fully (100%) vested, and the optionee may exercise the Option in full (to the extent not previously exercised) in the manner described in Paragraph 9 below at any time prior to the earlier of (i) the close of business on the ninetieth (90th) day after the date of such termination of employment or (ii) July 1, 2001.

               (e) Notwithstanding any provision of the Plan to the contrary, an Option may not be exercised prior to January 1, 1997. In the case of a termination of employment prior to January 1, 1997, the ninety (90) day period set forth in subparagraphs (c) and (d) above shall commence on January 1, 1997 and end at the close of business on March 31, 1997.

               (f) If an Option is exercisable to any extent following an optionee's termination of employment as provided in subparagraphs (c) and (d) above, then (i) if the Option is not exercised prior to the end of the applicable post-termination exercise period, then the Option and all rights of the optionee thereunder shall terminate effective as of the end of said period, and (ii) if the optionee returns to employment during the post-termination exercise period, then the Option shall continue to be exercisable to the extent vested during such period, but the Option shall not thereafter be restored for any reason.

               (g) For purposes of this Paragraph 8, "retirement" means the termination of employment with the Participating Employers other than by reason of death after the associate has (i) attained at least age fifty
        (50), (ii) completed at least fifteen (15) years of "vesting service" under The NationsBank Pension Plan (or any successor thereto) and (iii) attained

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        a  combined  age  and  year  of  "vesting  service"  equal  to at  least seventy-five (75); and "disability" means "disability" as defined from time to time under any long-term disability plan of an optionee's Participating Employer. In the event of an optionee's death, such optionee's Option shall be exercisable, to the extent herein provided, by any person that may be empowered to do so under such optionee's will, or if the optionee shall fail to make a testamentary disposition of said Option or shall die intestate, by such optionee's executor or other legal representative.

               (h) For purposes of the Plan and notwithstanding any provision of the Plan to the contrary, an optionee shall not be deemed to have terminated employment with the Participating Employers (i) during the period such optionee is on an authorized leave of absence granted by a Participating Employer or (ii) as the result of such optionee's transfer of employment between or among Participating Employers or such optionee's change of position or responsibilities within the same Participating Employer.

               (i) Notwithstanding any provision of the Plan to the contrary, the Committee may establish from time to time procedures for restricting the exercisability of Options on any given day as the result of excessive volume of exercise requests or any other problem in the established system for processing Option exercise requests.

               (j) Notwithstanding any provision of the Plan to the contrary, the Committee in its discretion may determine whether an optionee has terminated employment with the Participating Employers for purposes of the Plan in the event the optionee transfers employment to a business entity in which a Participating Employer has an ownership interest but which is not a Subsidiary Corporation.

9.      Manner of Exercise:

               (a) An Option shall be exercised as hereinafter provided in this Paragraph 9 by delivering written notice to the Committee at such address and on such forms as shall be designated by the Committee from time to time or pursuant to such other procedures that may be established by the Committee from time to time for the exercise of Options.

               (b) An Option shall be exercised by either a "cash exercise method" (sometimes referred to as the "Buy Method") or a "cashless exercise method" (sometimes referred to as the "Buy/Sell Method" or the "Buy/Sell/Hold Method" depending on whether cash or shares of Common Stock are received). For purposes hereof, a "cash exercise method" means a method whereby the optionee pays the option exercise price for the shares subject to an Option (along with any required withholding taxes and other related expenses) simultaneously with the delivery of the notice of exercise described above, and such optionee is thereafter issued the number of shares so purchased. For purposes hereof, a "cashless exercise method" means a method permitted under the provisions of Regulation T issued by the Board of Governors of the Federal Reserve System and under which an optionee shall receive in cash or shares of Common Stock (depending on whether the optionee elects the Buy/Sell Method or the Buy/Sell/Hold Method) the net appreciation on the shares covered by such optionee's Option, less required withholding taxes, broker's commissions and other related expenses, if any. The Committee shall have the authority to establish procedures under either method, including without limitation the designation of the brokerage firm or firms through which cashless exercises shall be effected.

               (c) Under either method, the option exercise price shall be paid in full at the time of exercise in U.S. dollars, and the Corporation shall require the optionee to pay the Corporation in U.S. dollars at the time of exercise (i) the amount of tax required to be withheld by the Corporation under applicable foreign, federal, state and local withholding tax laws and

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        (ii) the  amount  necessary  to cover  brokers'  commissions  and  other related expenses (if any).

               (d) Except as provided in Paragraph 8 above, an optionee must be an employee of the Participating Employers at the time of exercise of an Option.

10.     Nontransferability:

        No Option shall be transferable by an optionee other than by will or by the laws of descent and distribution. During an optionee's lifetime, the Option shall be exercisable only by the optionee, provided that in the event an optionee is incapacitated and unable to exercise such optionee's Option, such optionee's legal guardian or legal representative whom the Committee deems appropriate based on all applicable facts and circumstances may exercise such optionee's Option in accordance with the provisions of the Plan. Any purported transfer of any Option shall be null and void except as otherwise provided by this Paragraph 10.

11.     No Rights:

        An optionee shall have no rights or interests in any Option except as set forth in the Plan. The Plan does not confer upon any person any right with respect to the continuation of employment by the Participating Employers nor does it limit in any way the right of a Participating Employer to terminate employment at any time. An optionee shall have no rights as a shareholder of the Corporation with respect to the shares of Common Stock covered by an Option except to the extent that shares are issued to such optionee upon the due exercise of the Option.

12.     Compliance with the Law and Other Conditions:

        No shares of Common  Stock shall be issued  pursuant to the  exercise of
any  Option  prior  to  compliance  by  the  Participating   Employers,  to  the
satisfaction of their counsel, with all applicable laws.

13.     Foreign Employees:

        Notwithstanding any provision of the Plan to the contrary, in order to foster and promote achievement of the purposes of the Plan or to comply with provisions of laws in other countries in which the Participating Employers operate or have employees, the Committee, in its sole discretion, shall have the power and authority to (i) determine which associates employed outside the United States are eligible to participate in the Plan as Eligible Associates,
(ii) modify the terms and conditions of any Options granted to Eligible Associates who are employed outside the United States and (iii) establish subplans, modified Option exercise procedures and other terms and procedures to the extent such actions may be necessary or advisable.

14.     Adjustments Upon Changes in Capitalization:

               (a) In the event that the outstanding shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Corporation or any other corporation, whether through reorganization, recapitalization, stock dividend, stock split, combination of shares, reclassification of the Common Stock, merger or consolidation, then the Option rights (including without limitation the number and kind of shares reserved for issuance under this Plan or covered by any Option, the schedule for the number of shares of Common Stock to be covered by Options set forth in Paragraph 5 and the option exercise price for any Option) shall be appropriately adjusted by the Committee. Comparable adjustments shall be made for each subsequent such change or exchange of Common Stock or any stock or other securities into which such Common Stock shall have been changed or exchanged.

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               (b) As of the effective date of any liquidation or dissolution of the Corporation, all unexercised Options, and all rights thereunder, shall terminate; provided, however, that in the event of a liquidation or dissolution of the Corporation after December 31, 1996 and prior to July 1, 2000, then, notwithstanding any provision of the Plan to the contrary, all Options shall become fully vested and exercisable during the thirty (30) day period immediately preceding the effective date of said liquidation or dissolution.

               (c) The foregoing adjustments and the manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion. Any such adjustment may provide for the elimination of any fractional share which might otherwise become subject to an Option.

15.     Use of Proceeds:

        The proceeds from the sale of Common Stock pursuant to the Options shall constitute general funds of the Corporation.

16.     Amendment, Modification and Termination of the Plan:

        The Board of Directors of the Corporation may terminate, amend or modify the Plan any time (including without limitation extend the term of outstanding Options beyond June 29, 2001), provided that no amendment, modification or termination of the Plan shall in any manner adversely affect an Option outstanding under the Plan without the consent of the optionee, or such optionee's successors as hereinbefore described in Paragraph 8.

17.     Effectiveness of the Plan:

        The Plan shall become effective July 1, 1996.

18.     Indemnification:

        To the extent permitted by applicable federal and state law, the Participating Employers shall indemnify and hold harmless each of the members of the Committee and each employee of a Participating Employer acting pursuant to the direction of the Committee from and against any and all liability claims, demands, costs and expenses (including the costs and expenses of attorneys incurred in connection with the investigation or defense of claims) in any manner connected with or arising out of any actions or inactions in connection with the administration of the Plan except for any such actions or inactions which are not in good faith or which constitute willful misconduct.

19.     Change of Control:

        In the event of a Change of Control of the Corporation prior to July 1, 2000, all outstanding Options shall become immediately fully vested and exercisable notwithstanding any provision of the Plan to the contrary but subject to the provisions of Paragraph 8(e). Following a Change of Control, (i) the surviving corporation or entity shall continue to be bound by the terms and provisions of the Plan and (ii) all unexercised Options shall remain fully vested and exercisable in accordance with the provisions of the Plan subject to any adjustment described in Paragraph 14. For purposes hereof, "Change of Control" means, and shall be deemed to have occurred upon, any of the following events:

        (A) The acquisition by any person, individual, entity or "group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (collectively, "Persons") of beneficial ownership (the phrases "beneficial ownership," "beneficial owners" and "beneficially owned" as used herein being within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of either:

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            (i)       The   then-outstanding   shares  of  Common   Stock   (the
                      "Outstanding Shares"); or

            (ii) The combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of Directors of the Corporation (the "Outstanding Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Corporation or pursuant to a written agreement to which the Corporation is a party, as such written agreement is more particularly described in Section 55-9A-01(b)(3)f and g of the North Carolina Business Corporation Act as ratified by the North Carolina General Assembly on June 8, 1989, (B) any acquisition by the Corporation or any of its Subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any of its Subsidiaries, (D) any acquisition by any corporation with respect to which, following such acquisition, more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock of such corporation and the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors are then benefi- cially owned by all or substantially all of the Persons who were the Beneficial Owners, respectively, of the Outstanding Shares and Outstanding Voting Securities immediately prior to such acquisition in substantially the same proportions as their Beneficial Ownership, immediately prior to such acquisition, of the Outstanding Shares and Outstanding Voting Securities, as the case may be; or

        (B) Individuals who, as of July 1, 1996, constitute the Board of Directors of the Corporation (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual who becomes a Director of the Corporation subsequent to July 1, 1996 and whose election, or whose nomination for election by the Corporation's shareholders, to the Board of Directors was either (i) approved by a vote of at least a majority of the Directors then comprising the Incumbent Board or (ii) recommended by a Nominating Committee comprised entirely of Directors who are then Incumbent Board members shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act), other actual or threatened solicitation of proxies or consents or an actual or threatened tender offer; or

        (C) Approval by the Corporation's shareholders of a reorganization, merger, or consolidation, in each case, with respect to which all or substantially all of the Persons who were the Beneficial Owners, respectively, of the Outstanding Shares and Outstanding Voting Securities immediately prior to such reorganization, merger, or consolidation do not, following such reorganization, merger, or consolidation, beneficially own more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger, or consolidation in substantially the same proportions as their Beneficial Ownership, immediately prior to such reorganization, merger, or consolidation, of the Outstanding Shares and Outstanding Voting Securities, as the case may be; or


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        (D) Approval by the Corporation's shareholders of:

            (i)       A complete  liquidation or dissolution of the Corporation;
                      or

            (ii) The sale or other disposition of all or substantially all of the assets of the Corporation, other than to a corporation, with respect to which following such sale or other disposition, more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock of such corporation and the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned by all or substantially all of the Persons who were the Beneficial Owners, respectively, of the Outstanding Shares and Outstanding Voting Securities immediately prior to such sale or other disposition in substan- tially the same proportion as their Beneficial Ownership, immediately prior to such sale or other disposition, of the Outstanding Shares and Outstanding Voting Securities, as the case may be.


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